Exhibit 99.1

FOR IMMEDIATE RELEASE	Media
Contact: Dan Greenfield
EarthLink
404-432-6526 (mobile)
greenfie@corp.earthlink.net

Investors
Michael Gallentine
EarthLink
404-748-7153
404-395-5155 (mobile)
gallentineml@corp.earthlink.net

EARTHLINK REPORTS FIRST QUARTER 2004 RESULTS

ATLANTA, April 20, 2004 – EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its first quarter ending March 31, 2004.  Highlights for the quarter include:

•      Net subscriber growth in the quarter of 98,000

•      Revenues of $351.6 million, compared to $353.7 million from the first quarter of 2003

•      Earnings before interest income and expense, income taxes, depreciation and amortization, and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $42.7 million compared to $22.0 million from the first quarter of 2003

•      Earnings before facility exit costs (a non-GAAP measure) of $18.4 million, or $0.11 per share, compared to a loss of ($29.1) million, or ($0.19) per share, from the first quarter of 2003

•      Net loss of ($11.8) million, or ($0.07) per share compared to a loss of ($65.7) million, or ($0.43) per share, from the first quarter of 2003

“The numbers speak for themselves as EarthLink had a great quarter,” said Garry Betty, EarthLink’s president and chief executive officer.  “We once again achieved strong operational efficiencies and improved underlying access revenues as our broadband and value-priced narrowband services helped drive subscriber growth.”

“As a result of increased revenue growth, better than expected cost savings from telecommunications services and better than anticipated marketing efficiency, EarthLink is raising its 2004 earnings outlook to reflect the substantial improvements in its overall performance,” Betty added.

First Quarter Financial Results

Subscriber Highlights

EarthLink added 98,000 net subscribers during the first quarter and ended the quarter with approximately 5.3 million paying subscribers, an increase of 283,000 subscribers, or 5.6 percent, from a year ago.  During the quarter, the company achieved growth of 98,000 broadband subscribers.  The company ended the quarter with approximately 1.2 million broadband customers, up 30.1 percent from a year ago.  During the quarter, EarthLink also added 99,000 net new subscribers at PeoplePC Online, the company’s value-priced narrowband service, while losing an approximately similar number of subscribers in its more mature premium narrowband service.  The company ended the quarter with approximately 4.0 million total narrowband subscribers, equal to the number of total narrowband subscribers at the end of the first quarter of 2003.  Total narrowband subscribers included 523,000 PeoplePC Online subscribers as of March 31, 2004.

Monthly subscriber churn was 4.5 percent in the quarter, up from 4.0 percent in the first quarter of the prior year.  The higher churn rate is primarily due to the continued migration of premium narrowband subscribers to broadband access services, including those of competing providers, and the effect of early life churn associated with the higher level of gross subscriber additions in the last six months.

Financial Performance

 Total revenues were $351.6 million in the quarter compared to $353.7 million from the first quarter of 2003, reflecting a decrease of $6.7 million in equipment and related revenues and a decrease of $3.7 million in revenues associated with acquired prepaid PeoplePC subscribers, substantially offset by an increase of $8.3 million in service and advertising revenues.

Broadband revenues grew 26.0 percent over the prior year quarter to $102.5 million and represented 29.2 percent of EarthLink’s total revenues.  Narrowband revenues declined

10.4 percent from the prior year quarter to $227.1 million due to lower equipment revenues and acquired PeoplePC prepaid customer revenues described above and to the decline in premium narrowband subscribers, which was partially offset by the growth of the company’s PeoplePC Online offering.  Web hosting revenues and advertising and other value-added services revenues collectively were $21.9 million, an increase of 15.7 percent compared to the prior year quarter, driven primarily by increased search-related advertising revenues.

Gross margins before sales incentives (a non-GAAP measure) increased 5.8 percent from the first quarter of 2003 to $235.1 million due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber and lower equipment revenues which tend to have lower gross margins.  Gross margins before sales incentives were 66.9 percent of total revenues, a 410 basis point improvement from the prior year quarter.

Sales and marketing expenses, including sales incentives, were $104.7 million compared to $106.8 million in the prior year quarter.  As a percent of revenues, these costs decreased to 29.8 percent in the first quarter of 2004 from 30.2 percent in the prior year quarter.

Operations, customer support, and general and administrative expenses were $105.2 million, a 9.3 percent decrease from the prior year quarter.  These costs in total decreased to 29.9 percent of total revenues from 32.8 percent in the prior year quarter.

EarthLink’s quarterly adjusted EBITDA improved to $42.7 million from $22.0 million in the prior year quarter.  This improvement primarily reflects significant reductions in telecommunications costs and operating expenses.

For the quarter, earnings before facility exit costs (a non-GAAP measure) were $18.4 million, or $0.11 per share, an improvement from a loss of ($29.1) million, or ($0.19) per share in the prior year quarter.  This improvement was due to the increase in adjusted EBITDA noted above and reductions in depreciation and acquisition-related amortization of $5.1 million and $19.0 million, respectively, and in accretion dividends of $3.7 million.

Net loss for the quarter was ($11.8) million, or ($0.07) per share, an improvement from a net loss of ($65.7) million, or ($0.43) per share, in the prior year quarter.  The current quarter included facility exit costs of $30.2 million associated with the closure of four contact center facilities, including personnel and related costs of $10.5 million, real estate and service termination costs of $11.3 million, and fixed asset disposals of $8.4 million.  In the first quarter of 2003, EarthLink also recorded facility exit costs of $36.6 million associated with the closure of four contact centers.

Gross margins before sales incentives, EBITDA, EBITDA before facility exit costs (adjusted EBITDA) and earnings (loss) before facility exit costs are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with accounting principles generally accepted in the United States and Note 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Balance Sheet

EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $492.9 million as of March 31, 2004.  Cash and marketable securities increased by $5.1 million during the first quarter 2004.  During the quarter, EarthLink repurchased approximately 2.5 million shares of its common stock for $23.3 million.

Other First Quarter Highlights and Recent Developments

EarthLink’s performance in the first quarter reflects the company’s continued focus on profitable growth and outstanding customer service.   Benefiting from greater operational efficiencies and improving telecommunications services costs, EarthLink generated strong customer growth as it strengthened its position in the value priced and broadband markets.

In particular, EarthLink made significant inroads in the broadband arena by signing an expanded Digital Subscriber Line (DSL) agreement with Verizon, launching DSL service in Qwest’s territories, and teaming up with Progress Energy to conduct a limited Broadband over Power Line (BPL) trial in North Carolina. EarthLink was also encouraged by the March 31, 2004 decision by the United States Court of Appeals for the Ninth Circuit not to revisit its earlier ruling that cable modem service contains a telecommunications service.  If upheld, this decision will help open cable broadband networks to competition, thus enabling EarthLink to offer high speed service over additional cable networks.

In addition, EarthLink experienced another strong quarter of growth with PeoplePC, driven in part by demand for its accelerator service.  To date, nearly 25 percent of all PeoplePC subscribers are using the accelerator service and approximately 33 percent of new customers are purchasing this enhanced service.  PeoplePC also expects to stimulate further demand through its recently launched set of enhanced services and features, including a “spaminator” tool and enhanced WebMail with Virus Blocker. PeoplePC is now the only major value ISP to offer free virus blocker and enhanced spam protection with a permission-based response.

Business Outlook

The following statements are based on management’s current expectations.  These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  The company undertakes no obligation to update these statements.

Based on results to date, current market trends, and the company’s operating plans for the remainder of the year, EarthLink is revising its previously stated expectations for the year.  The company now expects to add approximately 300,000 to 550,000 total paying subscribers for the year.  As a result of improved operating margins from reduced telecommunications and customer service costs, EarthLink anticipates that EBITDA before facility exit costs (adjusted EBITDA) for the year will be approximately $170 to $190 million.  For the year, EarthLink’s net income is expected to be $54 to $80 million and net income before facility exit costs is expected to be in the range of $84 to $110 million.  EarthLink’s previously issued full year 2004 guidance for revenues of $1.41 to $1.44 billion and gross margins before sales incentives of 64 to 65 percent remains unchanged.

In the second quarter of 2004, EarthLink expects to add 60,000 to 100,000 subscribers, driven by continued growth in our broadband and value priced narrowband offerings, partially offset by a decline in premium narrowband subscribers.  EarthLink anticipates that total revenues will be in the range of $350 to $355 million in the second quarter of 2004.  Compared to the first quarter of 2004, gross margins before sales incentives may decline slightly as a percent of revenues due to the continued shift toward the lower margin broadband services.  Total operating costs are expected to decrease $6 to $8 million as a result of the recently completed contact center restructuring.   EarthLink also plans to

increase sales and marketing expenses by approximately $3 to $5 million compared to the first quarter of 2004.  As a result, EBITDA is expected to be in the range of $42 to $48 million.  Net income is expected to be in the range of $21 to $27 million, or $0.13 to $0.17 per share.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on April 20, 2004 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.thomsonfn.com/InvestorRelations/PubCorporateOverview.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

A taped replay will be available beginning at 11:30 a.m. EDT on April 20, 2004 through midnight on April 26, 2004 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 1182167.

The Webcast of this call will be archived on our site at:

http://ir.thomsonfn.com/InvestorRelations/PubMultimedia.aspx?partner=Mzg0TkRNek1BPT1QJFkEQUALSTO&product=MzgwU1ZJPVAkWQEQUALSTOEQUALSTO

*Due to the length of this URL, please cut and paste into browser.

About EarthLink

 “EarthLink revolves around you™.” Celebrating ten years as a leading national Internet service provider (ISP), Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed Internet Service Providers. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial-up, high-speed, Web hosting, or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This earnings release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services;  (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services; (5) that our commercial and alliance arrangements, including a marketing arrangement with Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able sustain profitability;  (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial up and/or broadband access, including, specifically, that incumbent local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with restructuring our contact centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur.  This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended March 31,
	2003	2004
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$253,465	$227,121
Broadband access	81,353	102,536
Web hosting	12,851	12,627
Advertising and other value-added services	6,080	9,279
Total revenues	353,749	351,563

Operating costs and expenses:
Telecommunications service and equipment costs	131,546	116,435
Sales incentives	5,340	1,662
Total cost of revenues	136,886	118,097

Sales and marketing	101,438	103,020
Operations and customer support	82,673	75,305
General and administrative	33,316	29,899
Acquisition-related amortization	26,829	7,839
Facility exit costs (1)	36,596	30,232
Total operating costs and expenses	417,738	364,392

Loss from operations	(63,989)	(12,829)
Interest income and other, net	2,056	1,035
Net loss	(61,933)	(11,794)
Deductions for accretion dividends (2)	(3,744)	—
Net loss attributable to common stockholders	$(65,677)	$(11,794)
Basic and diluted net loss per share	$(0.43)	$(0.07)
Weighted average common shares outstanding	153,407	158,325

Other Financial Data

Net Earnings (Loss) Before Facility Exit Costs (a non-GAAP measure) (3):
Net loss attributable to common stockholders	$(65,677)	$(11,794)
Facility exit costs (1)	36,596	30,232
Net earnings (loss) before facility exit costs (3)	$(29,081)	$18,438

Diluted earnings (loss) per share before facility exit costs (3), (4)	$(0.19)	$0.11

Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs (4)	153,407	161,752

Earnings Before Interest, Income Taxes, Depreciation and Amortization and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net loss to Adjusted EBITDA (3):
Net loss	$(61,933)	$(11,794)
Depreciation and amortization	49,411	25,274
Interest income and other, net	(2,056)	(1,035)
Facility exit costs (1)	36,596	30,232
EBITDA before facility exit costs (Adjusted EBITDA) (3)	$22,018	$42,677

Depreciation and amortization:
Depreciation - cost of revenues	$11,389	$7,694
Depreciation - other	11,193	9,741
Acquisition-related amortization	26,829	7,839
Depreciation and amortization	$49,411	$25,274

Gross Margins Before Sales Incentives (a non-GAAP measure) (3):
Total revenues	$353,749	$351,563

Total cost of revenues	136,886	118,097
Sales incentives	(5,340)	(1,662)
Telecommunications service and equipment costs	131,546	116,435

Gross margins before sales incentives (3)	$222,203	$235,128

Other Data

	March 31, 2003	December 31, 2003	March 31, 2004
Key Operating Data:
Narrowband subscribers	3,961,000	3,984,000	3,987,000
Broadband subscribers	891,000	1,061,000	1,159,000
Web hosting accounts	169,000	161,000	158,000
Total subscriber count at end of period	5,021,000	5,206,000	5,304,000

Number of employees at end of period (5)	4,169	3,335	2,089

	March 31, 2003	December 31, 2003	March 31, 2004
Balance Sheet Data:
Cash and marketable securities	$497,677	$487,865	$492,938
Stockholders’ equity	613,259	543,663	513,481

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months Ending June 30, 2004	Year Ending December 31, 2004
	(in millions)
Reconciliation of Net Earnings to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (3):
Net income	$21 - $27	$54 - $80
Depreciation	15	60 - 59
Acquisition-related amortization	7	30 - 27
Interest income and other, net	(1)	(4) - (6)
Facility exit costs	—	30
EBITDA before facility exit costs (Adjusted EBITDA) (3)	$42 - $48	$170 - $190

Reconciliation of Net Earnings to Net Earnings Before Facility Exit Costs (3):
Net income	$21 - $27	$54 - $80
Facility exit costs	—	30
Net income before facility exit costs (3)	$21 - $27	$84 - $110

Footnotes:

(1)           During the quarter ended March 31, 2003, EarthLink executed a plan to streamline its contact center facilities to increase operational efficiencies and reduce costs.  In connection with the plan, EarthLink closed contact center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California.  Customer inquiries previously handled by these facilities were transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California contact center facilities as well as to outsourced contact center providers.  The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $36.6 million during the three months ended March 31, 2003 which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset disposals	7,652
Total facility exit costs	$36,596

On January 6, 2004, EarthLink announced a plan to restructure and further streamline its contact center operations. Under the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the three months ended March 31, 2004 which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,580
Real estate and service termination costs	11,292
Fixed asset disposals	8,360
Total facility exit costs	$30,232

(2)           Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3 percent annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are no shares of Series A or Series B convertible preferred stock outstanding and no associated dividend obligations.

(3)           Net earnings (loss) before facility exit costs, including the related diluted per share amounts, and earnings before depreciation and amortization, interest income and expense, income taxes (EBITDA), and facility exit costs (Adjusted EBITDA) are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

(4)           The weighted average common shares outstanding used to calculate diluted earnings per share before facility exit costs for the three months ended March 31, 2004 includes the effect of dilutive common stock equivalents, including “in-the-money” options. Common stock equivalents are not included in the weighted average common shares outstanding for the three months ended March 31, 2003 because the effect would be anti-dilutive.

(5)           Represents full-time equivalents.